UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 15, 2008

NOBEL LEARNING COMMUNITIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-10031	22-2465204
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1615 West Chester Pike, West Chester, PA	19382
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 947-2000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Severance Agreement

On September 15, 2008, upon beginning her employment with the Company, the Company entered into a severance agreement (the “Severance Agreement”) with Susan W. Race, Senior Vice President – Education (the “Executive”). The Severance Agreement is consistent with the terms of her offer of employment to join the Company.

The Severance Agreement provides that if the Executive is terminated by the Company without Cause (as defined in the Severance Agreement) the Executive shall be entitled to receive, in a lump sum payment, any accrued but unpaid vacation, a pro rata portion of Executive’s annual bonus, and a cash severance payment. Dr. Race shall be entitled to receive a cash severance payment equal to nine months of her base salary. In addition, the Company is obligated continue to provide certain customary benefits to the Executive for certain periods.

If the Executive is terminated by the Company without Cause or if the Executive terminates her employment for Good Reason (as defined in the Severance Agreement) within twelve months following a Change in Control of the Company (as defined in the Severance Agreement), the Executive shall be entitled to receive all of the benefits described above, except that the cash severance payment will be equal to eighteen months of Executive’s base salary).

In order for the Executive to receive any of the payments described above, the Executive has agreed (i) to enter into a Waiver and Release with the Company; and (ii) not to compete with the Company for a period following the Executive’s termination of employment.

The foregoing description of the Severance Agreement is qualified in its entirety by reference to Severance Agreement, a copy of which is filed as an exhibit to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Severance Agreement between the Company and Susan W. Race, dated as of September 15, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Nobel Learning Communities, Inc. (Registrant)

September 23, 2008	By:	/s/ George Bernstein
	Name:	George Bernstein
	Title:	Chief Executive Officer

3